UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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SMARTHEAT INC.

(Name of Registrant as Specified In Its Charter)

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SMARTHEAT INC.

60 East Ren-Min Road
Da-Chai Dan Town
Xai Xi County, Qing Hai Province 8100000

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To Our Stockholders:

This Information Statement is first being mailed on or about January ___, 2019 to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) of SmartHeat Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our), as of the close of business on December 24, 2018 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement is being furnished on behalf of the Company’s Board of Directors (the “Board” and each member a “Director”) to inform our stockholders of the following actions to be taken by the Company, which actions have been approved by the written consent (“Written Consent”) of the holders of our outstanding capital stock (the “Majority Stockholders”) having a majority of the voting power:

The Written Consent:

1.	Approved an Amendment to the Company’s Articles of Incorporation to increase the authorized shares of the Company’s Common Stock from 75,000,000 to 500,000,000 shares (the “Common Share Increase”).

2.

Approved the selection of MJF & Associates, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the Nevada Revised Statutes (“NRS”) and the Company’s governing documents and our Bylaws to approve the actions described herein. Accordingly, they are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been first mailed to the stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/
Jimin Zhang Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about January __, 2019 to stockholders of the Company by the Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS

AND THE MAJORITY STOCKHOLDERS

Under the NRS and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of (1) the Common Share Increase and (2) the appointment of MJF & Associates, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017, require vote the affirmative or written consent of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 8,683,399 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On December 18, 2018, the Majority Stockholders unanimously adopted resolutions approving the (1) the Common Share Increase and (2) the appointment of MJF & Associates, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017.

CONSENTING STOCKHOLDERS

On December 18, 2018, the Majority Stockholders being the record holders of 4,850,800 shares of our Common Stock, constituting approximately 55.8% of the issued and outstanding shares of our Common Stock, consented in writing to approve, (1) the Common Share Increase and (2) the appointment of MJF & Associates, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017 (together, the “Stockholder Actions”).

We are not seeking written consent from any other stockholders, and the other stockholders will not be given an opportunity to vote with respect to the foregoing Stockholder Actions. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the Stockholder Actions were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON

The increase in the number of shares of authorized stock will enable the Company to issue to the Majority Stockholder the balance of shares due to them under the Sixth Amendment (as defined below). Subsequent to the Acquisition (as defined below) Jimin Zhang, principal of Northtech, was elected as Chief Executive Officer of the Company.

Except as disclosed above and elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	any director or officer of our Company,

●	any proposed nominee for election as a director of our Company, and

●	any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” No director has advised us that he intends to oppose the Share Increase Amendment.

ACTION ONE

AMENDMENT TO THE ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

The Increase in Authorized Shares of Common Stock

Our Board of Directors (the “Board”) unanimously authorized and approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 shares to 500,000,000 shares (the “Common Share Increase”). On December 18, 2018, the holders of our outstanding capital stock having a majority of the voting power approved, by written consent, the amendment to our Articles of Incorporation to effect the Common Share Increase. The Common Share Increase will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation, the form of which is attached hereto as Appendix A, with the Secretary of State of the State of Nevada or at such later time as specified therein.

The Purpose and Reason for the Common Share Increase

On June 14, 2018, the Company entered into Amendment No. 6 Sixth Amendment, as amended, (the “Sixth Amendment”) with Northtech Holdings Inc., a British Virgin Islands business company (“Northtech”) amending the Credit and Security Agreement, dated July 27, 2012, as amended on December 21, 2012, August 23, 2013, July 14, 2014, December 28, 2015 and July 31, 2016 between the Company and Northtech (the “Credit Agreement”). The maturity date of the Credit Agreement expired on October 31, 2017 and at that time the Company entered into negotiations with Northtech regarding restructuring the loan while continuing to seek alternative financing and/or merger candidates. As of April 30, 2018, the total amount of interest and principal was $4,533,395 consisting of $2,875,335 in principal and $1,658,060 in interest. The Company and Northtech agreed to extend the maturity date of the Credit Agreement to December 31, 2018 and Northtech agreed to continue to advance funds to the Company under the Credit Agreement if Northtech were permitted to convert all outstanding principal and interest at a conversion rate of $.065 per share which represented a significant premium over the average trading price of the Common Stock which averaged approximately $.0001 per share for 30 days prior to the execution of the Sixth Amendment. On December 20, 2018, the Company and Northtech amended the Sixth Amendment allowing the issuance of Common Stock to Northtech without needing stockholder approval at the next annual meeting of stockholders. In addition, the Company was in discussions with a potential acquisition candidate and Northtech and the Company sought to convert the stock prior to the execution of any agreements. As a result of entering into the Sixth Amendment the Company will issue Northtech 71,283,000 restricted shares of Common Stock which is in excess of the 75,000,000 shares currently authorized.

Through-out 2018 the Company was in discussions with a potential acquisition candidate where the Company would issue its Common Stock for merger consideration. Finally, the Company may seek additional equity financing in the future.

The Board and Majority Stockholders believed that the Common Share Increase was necessary to accommodate the issuance of Common Stock under Amendment No. 6, was necessary to consummate any merger transaction and to provide the Company with greater flexibility in raising additional capital in the future. In this regard, the Board believed that the Common Share Increase will position the Company to take advantage of future business opportunities that are consistent with the Company’s growth strategy, including but not limited to, engaging in possible acquisitions or financings. The Common Share Increase will allow the Company to issue shares of Common Stock without the expense and delay of a special stockholders’ meeting.

As a result, on December 18, 2018, our board of directors and the holders of a majority of the voting power of our voting stock approved an amendment to our Articles that would have the effect of increasing our authorized common stock from 75,000,000 to 500,000,000, and provide us with 425,000,000 additional shares of authorized common stock. The Board of Directors and Majority Stockholders believed this will place us in a better position to react quickly in response to corporate opportunities that may develop.

In fact, on December 31, 2018, the Company completed a series of transactions set forth in the Share Exchange Agreement and Plan of Reorganization (the “Share Exchange Agreement”), dated December 31, 2018, by and among the Company, Mid-Heaven Sincerity International Resources Investment Co., Ltd, a company incorporated under the laws of the British Virgin Islands (“Mid-Heaven”), Mao Zhang, Jian Zhang, and Ying Zhao, constituting all of the shareholders of Mid-Heaven (the “Mid-Heaven Shareholders”) whereby the Company issued an aggregate of 186,588,264 shares of its common stock, par value $.001 per share (the Common Stock”) to the Mid-Haven Shareholders as consideration for the exchange of 100% of the ownership shares of Mid-Heaven (the “Acquisition”).

Except for the foregoing, we have no obligation to issue such additional shares and there are no plans, proposals or arrangements currently contemplated by us that would involve the issuance of the additional shares to acquire another company or its assets, or for any other corporate purpose stated.

Effect of the Common Share Increase

Upon consummation of the Common Share Increase, stockholder approval will not be required for us to issue any newly-authorized shares of Common Stock. Holders of Common Stock have no preemptive rights, which means that our current stockholders do not have prior rights to purchase any newly issued shares of Common Stock to maintain their current ownership. The issuance of additional shares of Common Stock, without action by the stockholders, will decrease the proportionate equity ownership of our current stockholders and, depending on the price paid for such additional shares, could result in further substantial dilution to our existing stockholders.

In addition, the Common Share Increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Company. By way of example, our management could issue additional shares to dilute the stock ownership and the voting power of persons seeking to obtain control of the Company or shares could be issued to purchasers who would support the Board in opposing a takeover proposal. In addition, the increase in authorized shares may have the effect of delaying or discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful, including challenges that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Other than as previously disclosed by the Company or as set forth herein, the Board and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

Other than as discussed in this Information Statement, there are no provisions of our articles, bylaws, employment agreements or credit agreements that have material anti-takeover consequences.

EFFECTIVENESS OF ACTION

The Action will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada or at such later time as specified therein. The Company reserves the right, upon notice to its stockholders, to abandon or modify the proposed Action at any time prior to the effectiveness of the Action.

INFORMATION ON CONSENTING STOCKHOLDERS

As of the Record Date, there were shares of Common Stock an no shares of our Preferred Stock issued and outstanding. Holders of our Common Stock are entitled to vote together as a single class in matters subject to a vote of our stockholders. Each share of Common Stock entitles the holder thereof to one vote in matters subject to a vote of our stockholders. No other class of voting securities was outstanding as of the Record date.

The consenting stockholders are the beneficial owners of approximately 55.8% of the voting power of the Company. Pursuant to the NRS, we have obtained the written consent of holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and no consideration was paid for such consent. The consenting stockholders’ names, affiliation with the Company and beneficial ownership as of December 24, 2018 are as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of the Record Date, regarding the number of shares of our Common Stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding Common Stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our Common Stock. As of the Record Date, there were 8,683,399 shares of our Common Stock issued and outstanding.

Except as otherwise indicated, the address of each of the stockholders listed below is: 60 East Ren-Min Road

Da-Chai Dan Town, Xai Xi County, Qing Hai Province, 8100000:

Name of beneficial owner	Number of shares		Percent of class
5% Stockholders
Northtech Holdings Inc. Mill Mall 5, Wickhams Cay 1 P.O. Box 3085 Road Town, Tortola British Virgin Islands	4,000,000	(1)	46.06%

Jimin Zhang	850,800		9.80

Directors and Named Executive Officers
Kenneth Scipta	50,000		0.58%
All Directors and Named Executive Officers as a Group (1 Persons)	50,000		.58%

(1) Jimin Zhang ha investment and voting power over all of the shares of common Stock held by Northtech Holdings, Inc. and is the indirect beneficial owner of all of their shares.

Changes in Control

On December 17, 2018, Mr. Jimin Zhang was issued 850,800 shares of stock purchased in private transactions.

As a result of entering into the Sixth Amendment the Company will issue Northtech 71,283,000 restricted shares of Common Stock which is in excess of the 75,000,000 shares currently authorized. On December 24, 3018, the company issued sixty six million three hundred sixteen thousand six-hundred and one shares to Northtech Holdings, Inc. in partial satisfaction of its obligation under the Sixth Amendment.

On December 31, 2018, the Company issued an aggregate of 186,588,264 shares of its Common Stock to the Mid-Haven Shareholders as consideration for the Acquisition which will be issued upon the effectiveness of the Common Share Increase.

After giving effect to the Common Share Increase, Northtech and Mr. Jimin Zhang will hold approximately 28.6% of the issued and outstanding Common Stock, Mao Zhang will own approximately 53.2%, of the issued and outstanding Common Stock, Jian Zhang, Mr. Zhang’s wife will own approximately 14.6% of the issued and outstanding Common Stock and Ying Zhao will own approximately 2.1% of the issued and outstanding Common Stock.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF MJF & ASSOCIATES.

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected, and recommends the approval of the appointment of, MJF & Associates (“MJF”) as our independent public accounting firm for the fiscal year ending December 31, 2017.

Although the appointment of an independent public accounting firm is not required to be submitted to a vote of shareholders, the Board recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of MJF, the Board will consider the appointment of another independent public accounting firm.

Independent Registered Public Accounting Firm’s Fees

Our Audit Committee appointed MJF as the independent registered certified public accounting firm to audit the books and accounts of our company and our subsidiaries for the fiscal years ending December 31, 2016 and 2017. MJF has served as our independent auditor since February 16, 2015. The following table presents the aggregate fees billed for professional services rendered by MJF for the years ended December 31, 2016 and 2017.

	2016	2017
Audit Fees	$132,500	$92,500
MJF	$-	$-

Audit-related fees
MJF		-
Tax fees	-	-
All other fees	-	-

In the above table, “audit fees” are fees billed for services provided related to the audit of our annual financial statements, quarterly reviews of our interim financial statements and services normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for those fiscal periods. “Audit-related fees” are fees not included in audit fees that are billed by the independent accountant for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees billed by the independent accountant for professional services rendered for tax compliance, tax advice and tax planning. “All other fees” are fees billed by the independent accountant for products and services not included in the foregoing categories.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a written policy for the pre-approval of services provided by the independent accountants, under which policy the Audit Committee generally pre-approves services for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent accountant is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on November 30, 2018;

●	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 as filed with the SEC on April 30, 2018;

●	Our Current Reports on Form 8-K filed with the SEC on June 20, 2018 as amended on December 21, 2018 and January 7, 2019.

By Order of the Board of Directors,

Mao Zhang Chairman of the Board of Directors

THANK YOU FOR YOUR ATTENTION TO THIS MATTER.